Exhibit 99.1

Entero Therapeutics Appoints Richard Paolone as CEO

BOCA RATON, Fla., Feb. 14, 2025 (GLOBE NEWSWIRE) – Entero Therapeutics, Inc. (Nasdaq: ENTO) (“Entero” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, announced today that the board of directors has appointed Mr. Richard Paolone as the interim CEO of the Company.

Richard Paolone is a Toronto-based securities lawyer with extensive experience in corporate finance, securities law, and mergers and acquisitions. Mr. Paolone plays a key role in advising on a range of strategic business initiatives and has represented numerous companies in both private and public offerings of debt and equity securities, comprehensive understanding of capital markets and regulatory environments. His advisory work has been pivotal to several successful M&A and go-public transactions.

In addition to his transactional work, Mr. Paolone has built a reputation as a trusted advisor to management teams and boards, ensuring legal and regulatory compliance in Canada while facilitating business growth. His broad experience also includes serving as a director or officer for several private and publicly traded companies, where he continues to provide strategic insights and governance expertise to help guide their success in competitive markets.

For more information about Entero Therapeutics, visit www.enterothera.com and connect on X and LinkedIn.

About Entero Therapeutics

Entero Therapeutics, Inc., is a late clinical-stage biopharmaceutical company focused on the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company’s programs address significant unmet needs in GI health and include: latiglutenase, potentially first-in-class, targeted, oral biotherapeutic for celiac disease; capeserod, a selective 5-HT4 receptor partial agonist for indications including gastroparesis; and adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. For more information visit www.enterothera.com.

For more information:
Entero Therapeutics, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@enterothera.com

Investor contact information:

Entero Investor Relations

investors@enterothera.com